Exhibit 10.4

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
This Amendment No. 1 to Employment Agreement is entered into as of June 4, 2015, by and between Streamline Health Solutions, Inc., a Delaware corporation with its headquarters in Atlanta, Georgia (the “Company”), and Lois E. Rickard (“Executive”).
RECITALS:
WHEREAS, the Company and Executive entered into that certain Employment Agreement dated March 6, 2014 (the “Agreement”); and
WHEREAS, Company and Executive mutually agree to amend the Agreement as set forth below.
NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Agreement as follows:
1.Section 13(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

In the event of a Change in Control (as defined herein) of the Company, (i) all stock options, restricted stock, and all other equity awards granted to Executive prior to the Change in Control will immediately vest in full, (ii) if, within 90 days prior to a Change in Control, the Company terminates the employment of Executive for reasons other than for Good Cause, death or Continued Disability, or Executive terminates employment for Good Reason, then, the Company will (x) pay the Executive the sum of (A) accrued but unpaid salary through the termination date (paid in accordance with the normal practices of the Company), (B) expenses incurred by Executive prior to her termination date for which Executive is entitled to reimbursement under (and paid in accordance with) Section 4 herein, and (C) provided that Executive is not in default of her obligations under Section 7, 8, or 9 herein, an amount equal to twelve months’ base salary ((A) through (C), being hereinafter referred to, collectively, as the “Change in Control Separation Benefits”) and (y) provide the COBRA Coverage, and all other stock options, restricted stock, and other equity awards granted to Executive will immediately vest in full as of the date of termination and will remain exercisable until the earlier of the end of the applicable option period or one hundred and eighty (180) days from the date of Executive’s termination of employment, and (iii) if, within 12 months following a Change in Control, the Company terminates the employment of Executive for reasons other than for Good Cause, death or Continued Disability or Executive terminates employment for Good Reason, then (a) the Company will provide the Change in Control Separation Benefits and the COBRA Coverage, and (b) all stock options, restricted stock, and other equity awards granted to Executive will immediately vest in full as of the date of termination and will remain exercisable until the earlier of the end of the applicable option period or one hundred and eighty (180) days from the date of Executive’s termination of employment. In the event Executive seeks to terminate her employment for Good Reason, such termination will not be treated for purposes of this Section 13 as a termination for Good Reason unless Executive provides the Company with notice of the existence of the condition claimed to constitute Good Reason within 90 days of the initial existence of such condition and the Company fails to remedy such condition within 30 days following the Company’s receipt of such notice.

2.	Exhibit A to the Agreement shall be amended as follows:

Paragraph 2 of such Exhibit A is hereby deleted in its entirety and replaced with the following:

Base Salary. With effect from February 1, 2015, Base Salary will be paid at an annualized rate of $210,000, which will be subject to annual review and adjustment by the Committee or the Board but will not be reduced below $210,000. Such amounts will be payable to Executive in accordance with the normal payroll practices of the Company.

3.This Amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument.

4.Ratification. All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term “Agreement” in this Amendment or the original Agreement shall include the terms contained in this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Employment Agreement as of the date first set forth above.
“Company”
STREAMLINE HEALTH SOLUTIONS, INC.

By:    /s/ DAVID W. SIDES
    Name:    David W. Sides
    Title:    President & Chief Executive Officer

“Executive”

/s/ LOIS E. RICKARD
    Lois E. Rickard